Issuer Free Writing Prospectus dated June 21, 2013
Filed Pursuant to Rule 433
Relating to Registration Statement on Form F-1
Registration No. 333-188281

Press Release

This free writing prospectus relates only to the subscription rights offering of Star Bulk Carriers Corp., or the Company, and should be read together with the prospectus dated June 6, 2013 relating to this offering included in the registration statement on Form F-1 (File No. 333-188281).

STAR BULK CARRIERS CORP. RIGHTS OFFERING TO EXPIRE ON JULY 19, 2013, AS PREVIOUSLY ANNOUNCED

ATHENS, GREECE, July 11, 2013 – Star Bulk Carriers Corp. (the "Company" or "Star Bulk") (NASDAQ:SBLK), issued a reminder today that its rights offering will expire at 5:00 p.m., New York City time, on July 19, 2013 (the "Expiration Date"), unless extended.

As previously announced, the Company's shareholders of record (the "Record Date Holders") as of May 15, 2013 (the "Record Date") received one non-transferable subscription right for each common share of the Company held by the shareholder as of the Record Date.  Each subscription right entitles its holder to purchase 2.5957 common shares at a subscription price of $5.35. If the Record Date Holders wish to participate in the rights offering, they are required to submit payment in full for all of the common shares they wish to buy pursuant to the exercise of the basic subscription right to the subscription agent, American Stock Transfer & Trust Company, LLC, by no later than 5:00 p.m., New York City time, on the Expiration Date.

A copy of the prospectus, the registration statement and additional materials related to the rights offering have been mailed to holders of the Company's common shares as of the Record Date.  The rights offering will be made only by means of a prospectus.  Before you invest, you should read the prospectus and the registration statement, including all of the documents incorporated by reference therein and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the registration statement, including the prospectus if you request it by calling the information agent for the offering, Advantage Proxy Inc., toll-free at 877-870-8565 or if you are a bank of broker, 206-870-8565.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the rights or the underlying common shares nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Star Bulk
Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk's vessels transport major bulks, which include iron ore, coal and grain and minor bulks which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, Greece. Its common stock trades on the Nasdaq Global Market under the symbol "SBLK". Currently, Star Bulk has an operating fleet of thirteen dry bulk carriers. The total fleet consists of five Capesize and eight Supramax dry bulk vessels with a combined cargo carrying capacity of 1,290,602 deadweight tons. The average age of our current operating fleet is approximately 10.5 years. Additionally, we have four third-party dry bulk vessels under our management, consisting of one Capesize, two Supramax vessels and one Panamax vessel and we have been sub-contracted for certain management services, including crewing, purchasing  and insurances, for six product tankers. The total combined cargo carrying capacity of these vessels amounts to 634,729 deadweight tons.

Forward-Looking Statements
Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe," "anticipate," "intends," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination by the Company's management of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in the Company's view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company's operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company's vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Contacts:

Company:
Simos Spyrou
CFO
Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Ag. Konstantinou Av.
Maroussi 15124
Athens, Greece
www.starbulk.com

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel. (212) 661-7566
E-mail: starbulk@capitallink.com
www.capitallink.com

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-870-8565.